Timothy V. Williams                          Charles T. Conway Jr.
Executive Vice President &                   Director, Corporate Communications
Chief Financial Officer                     (803) 333-5348
(803) 333-5638                               E-mail: charlieconway@pmsc.com
 E-mail: timvwilliams@pmsc.com                       ----------------------
         ---------------------

                 POLICY MANAGEMENT SYSTEMS CORPORATION ANNOUNCES
                 THIRD QUARTERS EARNINGS WILL BE BELOW ESTIMATES

      COMPANY CITES DELAYS IN TWO LARGE LICENSING AGREEMENTS AND WEAKNESS IN
                            INTERNATIONAL OPERATIONS;
  COMPANY ANNOUNCES ANTICIPATED THIRD QUARTER RESTRUCTURING AND SPECIAL CHARGES

     COLUMBIA, S.C., OCT. 4, 1999: Policy Management Systems Corporation (NYSE: PMS) (PMSC) announced today that, due to delays in licensing decisions by two potential clients and weak International results, it expects to report earnings per share for the third quarter ended September 30 in the range of $.31 to $.36 per share before special and restructuring charges. This is 28 to 38 percent below the consensus estimate for the quarter of $.50 per share.
     Most of the shortfall in the company's targeted earnings was caused by the delay of two large licensing decisions. Despite these delays, the company said revenue is expected to increase approximately 14 percent over the third quarter of 1998.
     Initial licensing revenue growth for the third quarter is expected to be approximately 30 percent over the third quarter of 1998, with increases of approximately 120 percent in U.S. Property and Casualty, and 60 percent in U.S. Life system sales. Business Process Outsourcing revenues also are expected to increase approximately 100 percent over the third quarter of 1998. Licensing results from the lending systems division of the Life and Financial Solutions Group are expected to be substantially lower than anticipated due to one of the two delayed decisions. International operating results continued to lag behind acceptable levels, but improvement is anticipated as a result of the company's third quarter International restructuring.
                                     (more)

     As expected, overall results continued to be impacted by weakness in U.S. Property and Casualty and International professional services revenue primarily due to the completion of Y2K services projects, weak enterprise systems licensing activity in the last half of 1998 and early 1999, and a shift toward easier-to-install claims and electronic commerce applications. Although U.S. Life and Financial Solutions professional services revenues are expected to increase approximately 30 percent over the third quarter of 1998, this increase is expected to be offset by declines in U.S. Property and Casualty and International professional services revenues.
     As previously reported during the third quarter, the company commenced assessment of all major aspects of its business based upon the increasing rate of change in technology in its marketplace due to the Internet and the rapid adoption of eCommerce. In connection with that process, the company also initiated a number of international and domestic restructuring and cost reduction initiatives that it estimates will result in after-tax charges of approximately $8 million in the third quarter. Also during this assessment, the company has been evaluating various international and domestic intangible assets and capitalized software costs. These assessments are not complete, but the company currently expects the resulting third quarter non-cash charges to be between $35 million and $45 million, after taxes. These charges are expected to include the write down of certain older versions of the company's enterprise systems based upon the market's rapid move to new technologies. The company will provide additional details with its third quarter earnings release.
     In addition, during the third quarter, the company settled the previously disclosed litigation matter with Liberty Life Insurance Company. While the terms of the settlement are confidential, the company will have a special after-tax charge in the third quarter of 1999 of approximately $8 million to cover legal expenses associated with this matter and the costs for other matters.
     Although the company continues to expect improvement in the fourth quarter, it does not believe that it can give estimates for fourth quarter or annual performance at this time.
                                     (more)

     Larry Wilson, chairman and chief executive officer, said, "We believe that the emphasis on our new Internet and advanced technology-based enterprise systems, claims and eCommerce solutions, and the restructuring of our International operations position us for an exciting future."
     In conclusion, the company emphasized that the results, including the anticipated charges, are based upon currently available preliminary data and final results may differ from the above.
     PMSC, headquartered in Columbia, S.C., is the leader in providing enterprise and electronic commerce application software, professional services, and outsourcing designed to meet the needs of the global insurance and related financial services industries. Information on PMSC and its products and services can be found on the World Wide Web at http://www.pmsc.com
                                      -30-

     The Private Securities Litigation Reform Act of 1995 provided a "safe harbor" for certain forward-looking statements. The forward-looking statements contained in this release are subject to certain risks and uncertainties. Actual results could differ materially from current expectations. Among the factors which could affect the company's actual results and could cause results to differ from those contained in the forward-looking statements contained herein are customer acceptance of the company's new products and services, the success of the company's market penetration efforts, and timing of customers' decisions to enter into agreements for the company's products and services.